SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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    14a-6(e)(2))
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/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

CENIT Bancorp, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
   DATE: March 18, 1997

   CONTACT:   Michael S. Ives
              President and Chief Executive Officer
              Norfolk, Virginia
              (757) 446-6600

   FOR IMMEDIATE RELEASE

      CENIT BANCORP ANNOUNCES MAILING OF PROXY STATEMENT

      (Norfolk, Virginia, March 18, 1997) CENIT Bancorp, Inc. (NASDAQ:
   CNIT), the holding company for CENIT Bank, FSB and Princess Anne Bank, announced the mailing to its stockholders of CENIT's annual report for the year ended December 31, 1996, together with a proxy statement for CENIT's annual meeting of shareholders to be held on April 23, 1997. CENIT's proxy statement relates to the election of four directors to CENIT's Board of Directors. The proxy sent to CENIT's shareholders also gives CENIT's Board of Directors discretionary authority to act on any other proposals that may be brought before the April 23 meeting.
      CENIT's proxy statement discloses that one of CENIT's shareholders, Mid-Atlantic Investors ("Mid-Atlantic"), has notified CENIT that at the annual meeting Mid-Atlantic may nominate three individuals of their own for seats on the Board of Directors, and that it may bring before the meeting one or more of four separate stockholder proposals. However, CENIT does not know at this point whether or when Mid-Atlantic may actually commence a competing proxy solicitation, and CENIT received a letter yesterday in which Mid-Atlantic abandoned three of its four possible proposals.
      Noting that the qualifications of CENIT's directors stand in sharp contrast to Mid-Atlantic's possible nominees, Michael S. Ives, President and Chief Executive Officer of CENIT, expressed his confidence that CENIT's shareholders will vote to return to the Board of Directors the four experienced directors who are on the Company's slate. Mr. Ives stated that "To ensure that our shareholders receive full and accurate information about director nominees, CENIT has adopted a practice of asking potential directors to interview with the Board's Nominating Committee. The potential Mid-Atlantic nominees ignored our invitations to meet with the Nominating Committee. The day before the Nominating
   Committee meeting, Mid-Atlantic's representative called me and told me that Mid-Atlantic would not allow its potential nominees to meet with the Nominating Committee. Mid-Atlantic's representative expressed his concern that the Nominating Committee would find Mid-Atlantic's potential nominees unqualified."
      Furthermore, said Mr. Ives, "CENIT's Board of Directors prides itself on being independent and serving the interests of all shareholders equally. Without even talking with Mid-Atlantic's possible nominees, we cannot assess whether they would meet this standard, or whether they would blindly follow the instructions of Mid-Atlantic, their sponsor."
      The only proposal that Mid-Atlantic has included in preliminary proxy materials at this time asks CENIT's Board to obtain from a third-party short-term valuations of the company and then announce the valuations to the public. Mr. Ives indicated his confidence that CENIT's shareholders would reject this proposal if Mid-Atlantic actually chooses to bring it forward at the April 23 meeting. "This resolution is crafted to force an immediate sale of the company regardless of whether such a sale is in the best interests of CENIT's shareholders," Mr. Ives said.
      "I wouldn't sell my house or even my car by telling the world the lowest price I am willing to accept. Why would anyone consider forcing the sale of a public company with assets of more than $700 million that way?" Mr. Ives asked. Mr. Ives also pointed out that the proposal is designed to ignore any potential increases in CENIT's valuation that may be realized from CENIT's recent investments in its community banking franchise.
      Mr. Ives also criticized Mid-Atlantic's willingness to circumvent the usual procedures in proxy contests, pointing out that Mid-Atlantic has adopted tactics that appear calculated to deprive shareholders of the information that they need to make an informed decision. "Mid-Atlantic has contrived to circumvent well-established proxy procedures, which are designed by the SEC to protect shareholders and encourage a fair and open process, by filing its proposals after the deadline for them to be included in CENIT's proxy statement, and by making a last-minute proxy filing of its own. Mid-Atlantic's failure to be forthcoming about its intentions with regard to its original four proposals has the potential to confuse our shareholders."
      Mr. Ives noted that CENIT's Board of Directors is always careful to consider the best long-term interests of CENIT's shareholders, and at this time, believes that the continued building of CENIT's community banking franchise is the best way to continue to generate shareholder value. "We are pleased that Mid-Atlantic has already abandoned three of its four ill-conceived and poorly worded proposals, and we believe that CENIT's shareholders will reject the remaining resolution, if the need arises,"
   Mr. Ives said. "CENIT presents a compelling story of a successful community bank. Our original stockholders have enjoyed an almost 300% increase in stock price since 1992. In 1996, CENIT earned record income exclusive of a one-time deposit insurance assessment, raised its quarterly dividend by 150%, and expanded its community banking franchise. We are continuing to create superior value for our shareholders, and we believe that they will recognize this."